UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 8, 2018

CHROMADEX CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	001-37752	26-2940963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10005 Muirlands Boulevard, Suite G, Irvine, California, 92618
(Address of principal executive offices, including zip code)

(949) 419-0288
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)
On January 8, 2018, the Board of Directors (the “Board”) of ChromaDex Corporation (the “Company”) changed Troy Rhonemus' title from the Company’s Chief Operating Officer to the Company's Executive Vice President, effective immediately. Mr. Rhonemus remains an Executive Officer of the Company with substantially the same responsibilities with respect to operations.

(c)
Also on January 8, 2018, the Board appointed Robert Fried as the Company’s Chief Operating Officer, effective immediately, in addition to Mr. Fried’s roles as the Company’s President and Chief Strategy Officer and as a member of the Board.

Mr. Fried, age 58, has served as a director of the Company since July 2015 and served as a member of the Nominating and Corporate Governance Committee from July 2015 to March 2017. In March 2017, Mr. Fried was appointed as President and Chief Strategy Officer of the Company. Mr. Fried served as Chairman of the Board of Directors of IDI, Inc. (formerly Tiger Media, Inc.), an information solutions provider focused on the data fusion market and formerly a Chinese advertising company prior to its merger with the parent company of Interactive Data, LLC, from 2011 until June 2015. From 2007 through 2009, he was the president, Chief Executive Officer and a director of Ideation Acquisition Corporation, a special purpose acquisition company. Mr. Fried is the founder and Chief Executive Officer of Feeln, a subscription streaming video service, which was acquired by Hallmark Cards Inc. in 2012. Since then, Mr. Fried manages digital businesses for Hallmark including Feeln, Hallmark e-cards, and Hallmark Print on Demand. Mr. Fried is also an Academy Award winning motion picture producer whose credits include Rudy, Collateral, Boondock Saints, So I Married an Axe Murderer, Godzilla, and numerous others. From December 1994 until June 1996, he was President and Chief Executive Officer of Savoy Pictures, a unit of Savoy Pictures Entertainment, Inc., which was sold in 1996 to Silver King Communications, which is now a part of InterActive Corp. Mr. Fried has also held several executive positions including Executive Vice President in charge of Production for Columbia Pictures, Director of Film Finance and Special Projects for Columbia Pictures, and Director of Business Development at Twentieth Century Fox. Mr. Fried holds an M.S. from Cornell University and an M.B.A. from the Columbia University Graduate School of Business.

As previously disclosed, Mr. Fried is a party to his Executive Employment Agreement, dated March 12, 2017, as amended on December 20, 2017, and the Company’s standard indemnification agreement for directors and executive officers. Also as previously disclosed, on March 12, 2017, the Company acquired all of the outstanding equity interests of Healthspan Research, LLC (“Healthspan”) pursuant to a Membership Interest Purchase Agreement (the “Purchase Agreement”) by and among (i) Mr. Fried, Jeffrey Allen and Dr. Charles Brenner (the “Sellers”) and (ii) the Company (the “Acquisition”). Pursuant to the Purchase Agreement, the Company purchased all of the outstanding membership interests from the Sellers. Upon the closing of, and as consideration for, the Acquisition, the Company issued an aggregate of 367,648 unregistered shares of the Company’s common stock to the Sellers, including 339,595 shares of the Company’s common stock issued to Mr. Fried, and, in cancellation of a loan owed by Healthspan to Mr. Fried, paid $32,500 to Mr. Fried and will also pay Mr. Fried $100,000 on March 12, 2018.

There are no arrangements or understandings between Mr. Fried and any other persons pursuant to which he was selected as the Company’s Chief Operating Officer and there are also no family relationships between Mr. Fried and any of the Company’s directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHROMADEX CORPORATION

Dated: January 9, 2018

	By:	/s/ Frank L. Jaksch, Jr.
Name: Frank L. Jaksch, Jr.
Chief Executive Officer